Exhibit 16--Schedules for Computation
                                                                      EXHIBIT 16

                             Schedule of Computation
           Total Return Information for the TIAA Separate Account VA-1
                               Stock Index Account

                             January 1, 1998              60 months (From November 1, 1994
                                   to                       Commencement of operations to
                             December 31, 1998                   December 31, 1998)
                             -----------------                   ------------------

Hypothetical initial
payment of $1,000 (P)              $1,000                              $1,000


Accumulation unit value:


At start of period (A)             $54.9165                            $25.8318

At end of period (B)               $68.0085                            $68.0085


Ending value of
hypothetical investment
(EV) = P x (B/A)                   $1,238.40                           $2,632.74


Cumulative rate of total
return = {(EV/P) - 1} x 100           23.84%                              163.27%

Number of years
in period (n)                             1                                 4.17

Net change factor (1 + T)
= EV/P                               1.2384                               2.6327

Average annual compound
rate of total return (T)              23.84%                               26.15%


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